EXHIBIT 2.2

             List of omitted schedules to Stock Purchase Agreement,
                     dated as of September 24, 1997, between
               Praegitzer Industries, Inc. and Likom PCB Sdn. Bhd.


     Schedule 1 - Exceptions to Representations and Warranties
     Schedule 2 - List of employees
     Schedule 3 - List of tangible assets
     Schedule 4 - List of insurance policies
     Schedule 5 - List of obligations to Seller and affiliates


     Exhibit A - Services Agreement
     Exhibit B - Lease
     Exhibit C - Trademark License and Name Use Agreement
     Exhibit D - Shareholder Agreement
     Exhibit E - Distribution Agreement